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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                             BioTransplant Inc.
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                              (Name of Issuer)

                                  Common
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                       (Title of Class of Securities)

                                 09066Y107
                     ----------------------------------
                              (CUSIP Number)

                                 12/31/01
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               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     /x/ Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 09066Y107
          ---------

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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

Hambrecht & Quist Capital Management 943021090
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /x/
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
California Corp.
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 Number of Shares             (5) Sole Voting Power
 Beneficially                       712,519
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:
                             --------------------------------------------------
                              (7) Sole Dispositive Power

                             --------------------------------------------------
                              (8) Shared Dispositive Power

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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
712,519
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
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(11) Percent of Class Represented by Amount in Row (9)
6.09
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(12) Type of Reporting Person (See Instructions)
IA
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ITEM 1.

    (a)   Name of Issuer
          BioTransplant
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    (b)   Address of Issuer's Principal Executive Offices
          13th Street, Building 96, Charlestown Navy Yard, Charlestown, MA
          02129
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ITEM 2.

    (a)   Name of Person Filing
          Hambrecht & Quist Capital Management Incorporated
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          30 Rowes Wharf-4th Floor, Boston, MA 02110-3328
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    (c)   Citizenship
          California corporation
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    (d)   Title of Class of Securities
          Common stock
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    (e)   CUSIP Number
          09066Y 10 7
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR
         240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) /x/ An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


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ITEM 4.  OWNERSHIP

    Hambrecht & Quist Capital Management Incorporated ("HQCM") disclaims any beneficial interest in the shares reported in this Schedule 13G. Moreover, HQCM is of the view that the client accounts that it manages are not acting as a "group" for purposes of Section 13(d) under the Securities and Exchange Act of 1934 (the "1934 Act") and that it and such clients are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" under Rule 13d-3 promulgated under the 1934 Act. Therefore, HQCM is of the view that the shares held in such accounts should not be aggregated for purposes of Section 13(d). However, HQCM is making this filing on a voluntary basis as if all the shares are beneficially owned by HQCM on a joint basis.

    (a) Amount beneficially owned:
    712,519 shares of Common stock beneficially owned
    ---------------------------------------------------------------------------

    (b) Percent of class:
    6.09% of Common
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              712,519
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         (ii) Shared power to vote or to direct the vote

              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              712,519
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of

              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       1/23/01
                                       ----------------------------------------
                                                         Date
                                       /s/ Kim Carroll
                                       ----------------------------------------
                                                      Signature
                                       Kim Carroll, Vice President
                                       Hambrecht & Quist Capital Management
                                       Incorporated
                                       ----------------------------------------
                                                      Name/Title